Exhibit 4.14

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Midwest A Uranium Deposit of Saskatchewan, Canada” dated January 31, 2008, and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp.

Dated: September 16, 2013

/s/ Michel Dagbert
Michel Dagbert, P.Eng. SGS Geostat Ltd.